EXHIBIT 10.96

MODUSLINK GLOBAL SOLUTIONS, INC.

FISCAL 2010

EXECUTIVE OFFICER

BONUS TARGETS

EXECUTIVE OFFICERS

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Human Resources and Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company’s executive officers. The following table sets forth the target bonus for the Company’s executive officers.

Name	Target Bonus (as % of base salary)
Joseph C. Lawler	140%
Steven G. Crane	85%
Peter L. Gray	75%
William R. McLennan	95%
David J. Riley	65%